SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                                OCTOBER 04, 2000
                                 Date of Report
                        (Date of Earliest Event Reported)

                         VERTICAL COMPUTER SYSTEMS, INC.
             (Exact name of Registrant as Specified in its Charter)

                               6336 WILSHIRE BLVD.
                              LOS ANGELES, CA 90048
                    (Address of Principal Executive Offices)

                                 (323) 658-4200
                         (Registrant's Telephone Number)

                       SCIENTIFIC FUEL TECHNOLOGIES, INC.
                          1850 EAST FLAMINGO ROAD, #111
                               LAS VEGAS, NV 89119
                        (Former name and former address)

DELAWARE                             0-28685                    69-0393635
(State or other jurisdiction     (Commission File             (IRS Employer
of incorporation)                  File Number)             Identification No.)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

A change of control of the Registrant occurred on October 4, 2000, when Eurovest, Inc. ("Eurovest"), a Nevada corporation controlled by Dr. Terry Washburn (who is a member of the Board of Directors of the Registrant), acquired a total of 147,350,980 shares of the Registrant's common stock from Marc Elalouf ("Elalouf") and Patrice Lambert (and from Lambert's affiliate, Queue Communications, Ltd.) (collectively, "Lambert"), each of whom were deemed control persons of the Registrant. The 147,350,980 shares represent approximately 19.75% of the Registrant's issued and outstanding shares.

As a result of the transaction, neither Elalouf nor Lambert have a controlling interest in the Registrant. Eurovest, upon consummation of the transaction, cancelled 144,850,980 of the 147,350,980 shares conveyed by the former control persons, leaving 2,500,000 shares beneficially owned by Dr. Terry Washburn, Director of the Registrant. One million (1,000,000) of the aforesaid 2,500,000 shares are being held as a contingent reserve against delivery of 1,000,000 shares by Lambert for cancellation.

The parties, on October 4, 2000 entered into a Stock Purchase Agreement whereby Elalouf and Lambert exchanged the 147,350,980 shares of the Registrant for 100% of the outstanding shares of Externet World, Inc., a California corporation, which is wholly owned by Eurovest.

Pursuant to Item 403(c) of Regulation S-K, the Registrant knows of no arrangements, including a pledge by any person of securities of the Registrant or any of its parents, whereby the operations of which may at a subsequent date result in a change in control of the Registrant.
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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     VERTICAL COMPUTER SYSTEMS, INC.


                                    BY /s/ RICHARD WADE, PRESIDENT
                                    ------------------------------


                                    BY /s/ JULIE M. HOLMES,
                                           CHIEF FINANCIAL OFFICER
                                    ------------------------------

DATE: OCTOBER 19, 2000